EXHIBIT INDEX

(h)(5) Administrative Services Agreement between American Express Financial Corporation and Davis Selected Advisers, L.P. dated June 7, 2001.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.

(p)(9) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Core Fund and Wellington Management Company, LLP revised as of April 30, 2003.

(p)(12) Code of Ethics adopted under Rule 17j-1 by AXP Partners Growth Fund and Goldman Sachs revised as of April 23, 2003.